Exhibit 3.1

Amended and Restated By-Laws

of

Triangle Petroleum Corporation

A Nevada Corporation

Page

ARTICLE 1	OFFICES	1
1.1	Registered Office	1
1.2	Principal Executive Office	1
1.3	Change of Location	1
1.4	Other Offices	1
ARTICLE 2	MEETINGS OF STOCKHOLDERS	1
2.1	Place of Meetings	1
2.2	Annual Meetings	1
2.3	Special Meetings	1
2.4	Notice of Stockholders' Meetings	2
2.5	Manner of Giving Notice; Affidavit of Notice	2
2.6	Adjourned Meetings and Notice Thereof	2
2.7	Voting at Meetings of Stockholders	2
2.8	Record Date for Shareholder Notice, Voting and Giving Consents	3
2.9	Quorum	3
2.10	Waiver of Notice or Consent by Absent Stockholders	4
2.11	Shareholder Action by Written Consent Without Meeting	4
2.12	Proxies	4
2.13	Inspectors of Election	4
ARTICLE 3	DIRECTORS	5
3.1	Powers	5
3.2	Number and Qualification of Directors	5
3.3	Election and Term of Office	5
3.4	Vacancies	6
3.5	Removal of Directors	6

-i-

(continued)
Page
3.6	Resignation of Director	6
3.7	Place of Meeting	6
3.8	Annual Meeting	6
3.9	Special Meetings	6
3.10	Regular Meetings	7
3.11	Adjournment	7
3.12	Notice of Adjournment	7
3.13	Waiver of Notice	7
3.14	Quorum and Voting	7
3.15	Fees and Compensation	8
3.16	Action Without Meeting	8
3.17	Duty of Care of Directors and Officers	8
ARTICLE 4	OFFICERS	8
4.1	Number & Term of Office	8
4.2	Election, Qualification and Term of Office	8
4.3	Removal	8
4.4	Resignation	9
4.5	Vacancies	9
4.6	Powers and Duties	9
4.7	Salaries	9
ARTICLE 5	SHARES	9
5.1	Share Certificates; Issuance	9
5.2	Transfer of Shares	9
5.3	Lost or Destroyed Certificate	9
5.4	Consideration for Shares	10
5.5	Value of Consideration	10
5.6	Directors Obligations	10
ARTICLE 6	COMMITTEES	10
6.1	Committees	10
ARTICLE 7	INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS	11

-ii-

(continued)
Page
7.1	Agents, Proceedings and Expenses	11
7.2	Indemnification	11
7.3	Insurance	11
ARTICLE 8	SHAREHOLDER DISSENT RIGHTS	11
8.1	Stockholders’ Right to Dissent	11
8.2	Further Right	12
8.3	If One Class of Shares	12
8.4	Payment for Shares	12
8.5	No Partial Dissent	12
8.6	Objection	12
8.7	Notice of Resolution	12
8.8	Demand for Payment	12
8.9	Share Certificate	13
8.10	Forfeiture	13
8.11	Endorsing Certificate	13
8.12	Suspension of Rights	13
8.13	Offer to Pay	13
8.14	Same Terms	13
8.15	Payment	13
8.16	Corporation May Apply to Court	14
8.17	Shareholder Application to Court	14
8.18	Venue	14
8.19	No Security For Costs	14
8.20	Parties	14
8.21	Powers of Court	14
8.22	Appraisers	14
8.23	Final Order	14
8.24	Interest	15
8.25	Notice that Section 8.27 Applies	15
8.26	Effect Where Section 8.27 Applies	15
8.27	Limitation	15

-iii-

(continued)
Page
ARTICLE 9	RECORDS AND REPORTS	15
9.1	Shareholder Inspection of Articles and Bylaws	15
9.2	Maintenance and Inspection of Records of Stockholders	15
9.3	Shareholder Inspection of Corporate Records	16
9.4	Inspection by Directors	16
9.5	Annual Statement of General Information	16
ARTICLE 10	MISCELLANEOUS	16
10.1	Loans	16
10.2	Checks, Drafts, Evidence of Indebtedness	16
10.3	Contracts, Etc., How Executed	16
10.4	Representation of Shares of Other Corporations	17
10.5	Suspension of Certain Rights	17
10.6	Acquisition of Controlling Interest Statute Opt-Out	17
ARTICLE 11	AMENDMENTS TO BYLAWS	17
11.1	Amendment by Stockholders	17
11.2	Amendment by Directors	17

-iv-

Amended and Restated Bylaws

of

Triangle Petroleum Corporation

ARTICLE 1
OFFICES

1.1       Registered Office

The registered office of Triangle Petroleum Corporation (the "Corporation") shall be Suite 500, 6100 Neil Road, Reno Nevada 89511.

1.2       Principal Executive Office

The Corporation's board of directors (the "Board") is hereby granted full power and authority to fix the location of the principal executive office for the transaction of the business of the Corporation.

1.3       Change of Location

The Board is hereby granted full power and authority to change the registered office from one location to another, and to fix the location of the principal executive office of the Corporation at any place within or outside the State of Nevada.

1.4       Other Offices

Branch or subordinate offices may at any time be established by the Board at any place or places where the Corporation is qualified to do business.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

2.1       Place of Meetings

All annual and all other meetings of stockholders shall be held at the location designated by the Board pursuant to a resolution or as set forth in a notice of the meeting, within or outside of the State of Nevada.

2.2       Annual Meetings

For so long as the Corporation is listed on a U.S. or Canadian Stock Exchange and for a period of ninety (90) days thereafter, annual meetings of the stockholders for the purposes of Nevada Revised Statutes ("NRS") 78.330 shall be held each year on a date and time designated by the Board provided that such date is no later than six (6) months following the Corporation’s fiscal year end.

2.3       Special Meetings

Except as otherwise required by applicable law or by the articles of incorporation, special meetings of the stockholders, for any purpose or purposes whatsoever, may be called at any time by the president of the Corporation or by a majority of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held on such date and at such time as is determined by the person or persons calling the meeting.

2.4       Notice of Stockholders' Meetings

All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 2.5 hereof not less than twenty-one (21) or more than fifty (50) days before the date of the meeting to each shareholder entitled to vote thereat. The notice shall specify the purpose, place, date and hour of the meeting.

2.5       Manner of Giving Notice; Affidavit of Notice

Notice of any stockholders' meeting or any distribution of reports required by law to be given to stockholders shall be given to stockholders either personally or by first-class mail, by telegraph, facsimile, e-mail or any other form of communication permitted by law, charges prepaid, sent to each shareholder at the address of that shareholder appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice. If no such address appears on the Corporation's books or has been so given, notice shall be deemed to have been given if sent to that shareholder by first-class mail, by telegraph, facsimile, email or other form of written communication permitted by law to the Corporation's principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally, deposited in the mail, delivered to a common carrier for transmission to the recipient, or actually transmitted by facsimile or other electronic means to the recipient by the person giving the notice.

An affidavit of the mailing or other means of giving any notice of any stockholders' meeting or report may be executed by the secretary, assistant secretary, or any transfer agent of the Corporation giving the notice, and filed and maintained in the minute book of the Corporation.

2.6       Adjourned Meetings and Notice Thereof

Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at the meeting, the holders of which are either present in person or represented by proxy thereat, but in the absence of a quorum, no other business may be transacted at such meeting except in the case of the withdrawal of a shareholder from a quorum as provided in Section 2.9 hereof.

When any stockholders' meeting, either annual or special, is adjourned by one or more adjournments for an aggregate of thirty (30) days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.4 and 2.5 hereof. Except as provided above, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting other than by announcement at the meeting at which such adjournment is taken. The Corporation may transact any business at any adjourned meetings that might have been transacted at the regular meeting.

2.7       Voting at Meetings of Stockholders

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.8 hereof, subject to the provisions of applicable law. Each shareholder shall be entitled to one vote for each share of stock registered on the books of the Corporation in his name, whether represented in person or by proxy. Every shareholder entitled to vote shall have the right to vote in person or by proxy as provided in Section 2.12 hereof. The stockholders' vote may be by voice vote, by hand or by ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than the election of directors, any shareholder may vote part of the shares in favor of or in opposition to the proposal and refrain from voting the remaining shares, but if the shareholder fails to specify the number of shares which the shareholder is voting, it will be conclusively presumed that the shareholder's vote is with respect to all shares that the shareholder is entitled to vote.

The affirmative vote of a majority of the shares represented at the meeting and entitled to vote on any matter (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by applicable law or by the articles of incorporation.

2.8       Record Date for Shareholder Notice, Voting and Giving Consents

In order that the Corporation may determine the stockholders entitled to notice of or to vote at, any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be less than twenty-one (21) or more than fifty (50) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than twenty-one (21) days from the date upon which the resolution fixing the record date is adopted by the Board; and (3) in the case of any other action, shall not be more than fifty (50) days prior to such other action.

If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the last business day preceding the day on which the notice is sent, or, if notice is waived, at the close of business on the last business day preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board is required by law, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action; and (3) record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.9       Quorum

Stockholders holding at least ten percent (10%) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting of stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum and by any greater number of shares otherwise required to take such action by applicable law or the articles of incorporation. In the absence of a quorum, any meeting of stockholders may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but no business may be transacted except as hereinabove provided.

2.10       Waiver of Notice or Consent by Absent Stockholders

The transactions of any meeting of stockholders, either annual or special, however called and noticed and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the stockholders entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of stockholders. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if the objection is expressly made at the meeting.

2.11       Shareholder Action by Written Consent Without Meeting

Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

2.12       Proxies

Every shareholder entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the shareholder. A proxy shall be deemed signed if the shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, facsimile or other electronic transmission, or otherwise) by the shareholder or the shareholder's attorney in fact. A validly executed proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Corporation stating that the proxy is revoked, or by a subsequent proxy executed by, or as to any meeting by attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of applicable law.

2.13       Inspectors of Election

Before any meeting of stockholders, the Board may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If inspectors of election are not so appointed, the chairman of the meeting may, and on the request of any shareholder or a shareholder's proxy shall, appoint inspectors of election at the meeting. The number of inspectors shall be either one (1) or three (3). If inspectors are appointed at a meeting on the request of one or more stockholders or proxies, the holders of a majority of shares or their proxies present at the meeting shall determine whether one (1) or three (3) inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and upon the request of any shareholder or a shareholder's proxy shall, appoint a person to fill that vacancy. These inspectors shall:

(a)	determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b)	receive votes, ballots or consents;

(c)	hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d)	count and tabulate all votes or consents;

(e)	determine when the polls shall close;

(f)	determine the result; and

(g)	do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

ARTICLE 3
DIRECTORS

3.1       Powers

Subject to the provisions of applicable law and any limitations in the articles of incorporation and the bylaws of the Corporation relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board. The Board may delegate the management of the day-to-day operation of the business of the Corporation to a management company or other person provided that the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board.

3.2       Number and Qualification of Directors

The authorized number of directors of the Corporation shall not be less than one (1) nor more than thirteen (13), with the exact number of directors to be fixed from time to time within the limits specified by approval of the Board. A director need not be a shareholder of this Corporation or a resident of the State of Nevada.

3.3       Election and Term of Office

Except as provided in applicable law, at each annual meeting of stockholders, directors shall be elected to hold office until the next annual meeting. Each director, including the director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

3.4

Vacancies

Vacancies in the Board may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Each director so elected shall hold office until his successor is elected at an annual or special meeting of the stockholders or until his death, resignation or removal.

A vacancy or vacancies in the Board shall be deemed to exist in case of the death, resignation or removal of any director, or if the authorized number of directors is increased, or if the stockholders fail, at any annual or special meeting of stockholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

No reduction of the authorized number of directors or amendment reducing the number of classes of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

3.5       Removal of Directors

Any or all of the directors may be removed without cause if any such removal is effected in accordance with the provisions of applicable law.

3.6       Resignation of Director

Any director may resign effective upon giving written notice to the Board, the president, or the secretary, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future date, a successor may be elected to take office when the resignation becomes effective.

3.7       Place of Meeting

Regular meetings of the Board shall be held at any place within or outside the State of Nevada which has been designated from time to time by resolution of the Board.

Special meetings of the Board may be held either at a place within or outside the State of Nevada which has been designated by resolution of the Board or as set forth in a notice of the meeting. Members of the Board may participate in a meeting through use of a conference telephone or similar communication equipment or the Internet, so long as all members participating in such meeting can hear one another. Participation in a meeting by means of the above-described procedure shall constitute presence in person at such meeting.

3.8       Annual Meeting

Immediately following each annual meeting of stockholders, the Board shall hold a regular meeting for the purpose of organization, election of officers and committees of the Board and the transaction of other business. Notice of such meeting is hereby dispensed with.

3.9       Special Meetings

Special meetings of the Board for any purpose or purposes may be called at any time by the president, the secretary, or any director. Written notice of the date, time and place of special meetings shall be delivered personally to each director or sent to each director by first-class mail, telegraph, facsimile, e-mail or by other form of written communication, charges prepaid, sent to him at his address as it appears upon the records of the Corporation or, if it is not so shown or is not readily ascertainable, at the place in which the meetings of directors are regularly held. The notice need not state the purpose for the meeting. In case such notice is mailed, it shall be deposited in first-class mail at least four (4) days prior to the time of the meeting. In case such notice is delivered personally, transmitted by facsimile or other electronic means, or telegraphed, it shall be so delivered, deposited with the telegraph company or electronically transmitted at least twenty-four (24) hours prior to the time of the meeting. Such delivery, mailing, telegraphing, or transmitting as above provided, shall be due, legal and personal notice to such director. Notice of a meeting need not be given to any director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director.

3.10       Regular Meetings

Regular meetings of the Board shall be held at such place and on such day and hour as from time to time be fixed by resolution of the Board. Notice of such meeting is hereby dispensed with.

3.11       Adjournment

A majority of the directors present, whether or not a quorum is present, may adjourn any directors' meeting to another time and place.

3.12       Notice of Adjournment

If a meeting of the Board is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment.

3.13       Waiver of Notice

The transactions at any meeting of the Board, however called and noticed, or wherever held, shall be as valid as though such transactions had occurred at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice of or consent to holding the meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. The waiver of notice need not state the purpose for which the meeting is or was held.

3.14       Quorum and Voting

A majority of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinabove provided. In no event shall a quorum be less than two (2) unless the authorized number of directors is one (1), in which case one (1) director constitutes a quorum. Every act or decision done or made by a majority of the directors at a meeting duly held at which a quorum is present shall be regarded as an act of the Board subject to the provisions of applicable law. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

For so long as the Corporation is listed on a U.S. or Canadian Stock Exchange and for a period of ninety (90) days thereafter, each director shall have one vote for any action required or permitted to be taken at any meeting of the Board or any committee thereof or without a meeting as provided herein. In accordance with NRS 78.330, all directors and classes of directors shall have the same voting rights.

3.15       Fees and Compensation

By resolution of the Board, the directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.16       Action Without Meeting

Any action required or permitted to be taken by the Board under applicable law may be taken without a meeting if all members of the Board individually or collectively consent in writing to such action. Such consent or consents shall be filed with the minutes of the meetings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors. Any certificate or other document filed under the provisions of applicable law which relates to action so taken shall state that the action was taken by unanimous written consent of the Board without a meeting and that the bylaws authorized the directors to so do.

3.17       Duty of Care of Directors and Officers

As provided by NRS 78.138 director and officer of the Corporation in exercising their powers and discharging their duties shall:

(a)	act honestly and in good faith with a view to the best interests of the Corporation; and

(b)
exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. As provided in NRS 78.138(7), every director and officer of the Corporation shall be liable for a breach of the duties set forth in this Section 3.17.

ARTICLE 4
OFFICERS

4.1       Number & Term of Office

The officers of the Corporation shall be a chief executive officer, president, chief operating officer, chief financial officer and a secretary, each of whom shall be elected by the Board. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board. All officers must be natural persons and any natural person may hold two or more offices, except that in the event that the Corporation shall have more than one director, the offices of president and secretary shall be held by different persons.

4.2       Election, Qualification and Term of Office

Each of the officers shall be elected by the Board. None of said officers need be a director. Except as hereinafter provided, each of said officers shall hold office from the date of his/her election until the next annual meeting of the Board and until his/her successor shall have been duly elected and qualified.

4.3       Removal

The Board shall have the right to remove of any officer whenever in its judgment the best interests of the Corporation will be served thereby.

4.4       Resignation

Any officer may resign at any time by giving notice to the Board, the president or the secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.5       Vacancies

The Board shall fill any office which becomes vacant with a successor who shall hold office for the unexpired term and until his/her successor shall have been duly elected and qualified.

4.6       Powers and Duties

The powers and duties of the respective corporate officers shall be determined by the Board.

4.7       Salaries

The salaries of all officers of the Corporation shall be fixed by the Board.

ARTICLE 5
SHARES

5.1       Share Certificates; Issuance

The certificates of shares of the Corporation shall be in such form consistent with the articles of incorporation and applicable law and shall be approved by the Board. Except as may be permitted by applicable law, a certificate or certificates for shares of the capital stock of the Corporation shall be issued to each shareholder when any of these shares are fully paid. Upon payment of the consideration authorized by the Board (to the extent the consideration is at fair market value), the shares shall be fully paid and non-assessable.

5.2       Transfer of Shares

Subject to the provisions of applicable law, upon the surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

5.3       Lost or Destroyed Certificate

The holder of any shares of stock of the Corporation shall immediately notify the Corporation of any loss or destruction of the certificate therefor, and the Corporation may issue a new certificate in the place of any certificate theretofore issued by it alleged to have been lost or destroyed, upon approval of the Board. The Board may, in its discretion, as a condition to authorizing the issue of such new certificate, require the owner of the lost or destroyed certificate, or his legal representative, to make proof satisfactory to the Board of the loss or destruction thereof and to give the Corporation a bond or other security, in such amount and with such surety or sureties as the Board may determine, as indemnity against any claim that may be made against the Corporation on account of any such certificate so alleged to have been lost or destroyed.

5.4       Consideration for Shares

For so long as the Corporation is listed on a U.S. or Canadian Stock Exchange and for a period of ninety (90) days thereafter, the Board may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation including cash, services performed or other securities of the Corporation, provided that neither promissory notes nor future services constitute valid consideration for the issuance of shares by the Corporation. When the Corporation receives the consideration for which the Board authorized the issuance of shares, such shares shall be fully paid and non-assessable and the stockholders shall not be liable to the Corporation or to its creditors in respect thereof.

5.5       Value of Consideration

For so long as the Corporation is listed on a U.S. or Canadian Stock Exchange and for a period of ninety (90) days thereafter, the Corporation shall not issue and the Board shall not authorize the issuance of, shares for consideration which is less than the fair market value of such shares. In determining whether any property, benefit or services are equal to the fair market value of the shares, the Board may take into account reasonable charges and expenses of organization and reorganization and payments for property and services already received or performed that are reasonably expected to benefit the Corporation. Absent evidence to the contrary, the determination of the Board as to the value of the consideration received by the Corporation for the issuance of shares shall be final and conclusive.

5.6       Directors Obligations

Members of the Board who vote for or consent to a resolution authorizing the issuance of a share for consideration other than money are jointly and severally liable to the Corporation for any amount by which the consideration received is less than the fair market value of such shares on the date of such resolution. The issuance of shares for consideration that is less than the fair market value of such shares shall be deemed to be, for the purposes of NRS 78.138(7), a breach of fiduciary duty involving intentional misconduct, fraud, or knowing violation of law.

ARTICLE 6
COMMITTEES

6.1       Committees

The Board may designate one or more committees, each consisting of one (1) or more directors, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee.

Any such committee, to the extent provided by resolution of the Board, shall have all authority of the Board, except with respect to: (i) the approval of any action requiring shareholder approval and requiring notice to stockholders of such action; (ii) the filling of vacancies on the Board or on any committee; (iii) the fixing of compensation of the Board for serving on the Board or on any committee; (iv) the amendment or repeal of bylaws or the adoption of new bylaws; (v) the amendment or repeal of any resolution of the Board which by its expressed terms is not so amenable or repealable; (vi) a distribution to the stockholders of the Corporation, except at a rate or in a periodic amount within a price range determined by the Board; or (vii) the appointment of other committees of the Board or the members of these committees.

The provisions of these bylaws for notice to directors of meetings, place of meetings, regular meetings, special meetings and notice, quorum, waiver of notice, adjournment, notice of adjournment, and actions without meetings, without such changes in the context of those bylaws as may be necessary to substitute the committee and its members for the Board and its members, apply also to the committees of the Board and action by such committees, except that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee.

ARTICLE 7

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS

7.1       Agents, Proceedings and Expenses

For purposes of this Article, an "Agent" of the Corporation includes any person who is or was a director, officer, employee or other agent of the Corporation; or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation or another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; "Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "Expenses" include, without limitation, all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an Agent of the Corporation.

7.2       Indemnification

The Corporation shall, to the maximum extent permitted by applicable law, have the power to indemnify each of its Agents against Expenses and shall have the power to advance to each such Agent expenses incurred in defending any such Proceeding to the maximum extent permitted by that law.

7.3       Insurance

The Corporation may, upon the resolution of the directors, purchase and maintain insurance on behalf of any Agent of the Corporation against any liability asserted against or incurred by the Agent in such capacity or arising out of the Agent's status as such, whether or not the Corporation would have the power to indemnify the Agent against such liability under the provisions of this Article 7.

ARTICLE 8
SHAREHOLDER DISSENT RIGHTS

8.1       Stockholders’ Right to Dissent

In addition to the dissenters' rights provided by NRS Chapter 92A, subject to applicable law and for so long as the Corporation is listed on a U.S. or Canadian Stock Exchange and for a period of ninety (90) days thereafter, a holder of shares of any class of the Corporation may dissent if the Corporation is subject to a Court order that grants to the holder dissent rights or if the Corporation resolves to:

(a)	amend its articles of incorporation or these bylaws to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of any class of the Corporation;

(b)	amend its articles of incorporation or these bylaws to add, change or remove any restriction on the business or businesses that the Corporation may carry on; or

(c)	sell, lease or exchange all or substantially all its property.

8.2       Further Right

A holder of shares of any class or series of shares may dissent if the Corporation resolves to amend its articles to alter its share capital or change the rights and restrictions attaching to any class of shares.

8.3       If One Class of Shares

The right to dissent described in Section 8.2 applies even if there is only one class of shares.

8.4       Payment for Shares

In addition to any other right a shareholder may have, but subject to Section 8.27, a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order granting dissent rights becomes effective, to be paid by the Corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

8.5       No Partial Dissent

A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

8.6       Objection

A dissenting shareholder shall send to the Corporation, at or before any meeting of stockholders at which a resolution referred to in Section 8.1 or 8.2 is to be voted on, a written objection to the resolution, unless the Corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

8.7       Notice of Resolution

The Corporation shall, within ten (10) days after the stockholders adopt the resolution, send to each shareholder who has filed the objection referred to in Section 8.6 notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

8.8       Demand for Payment

A dissenting shareholder shall, within twenty (20) days after he receives a notice under Section 8.7 or, if the shareholder does not receive such notice, within twenty (20) days after learning that the resolution has been adopted, send to the Corporation a written notice containing:

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

8.9       Share Certificate

A dissenting shareholder shall, within thirty (30) days after sending a notice under Section 8.8, send the certificates representing the shares in respect of which the shareholder dissents to the Corporation or its transfer agent.

8.10       Forfeiture

A dissenting shareholder who fails to comply with Section 8.9 has no right to make a claim under this Article.

8.11       Endorsing Certificate

The Corporation or its transfer agent shall endorse on any share certificate received under Section 8.9 a notice that the holder is a dissenting shareholder under this Article and shall forthwith return the share certificates to the dissenting shareholder.

8.12       Suspension of Rights

On sending a notice under Section 8.8, a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of their shares as determined under this Article except where:

(a)	the dissenting shareholder withdraws that notice before the Corporation makes an offer under Section 8.13;

(b)	the Corporation fails to make an offer in accordance with Section 8.13 and the shareholder withdraws the notice; or

(c)
the directors revoke or do not proceed with the resolution or action which resulted in the shareholder having a right to dissent under this Article; in which case the shareholder’s rights are reinstated as of the date the notice was sent.

8.13       Offer to Pay

The Corporation shall, not later than seven (7) days after the later of the day on which the action approved by the resolution is effective or the day the Corporation received the notice referred to in Section 8.8, send to each dissenting shareholder who has sent such notice:

(a)	a written offer to pay for their shares in an amount considered by the Board to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if Section 8.27 applies, a notification that it is unable lawfully to pay dissenting stockholders for their shares.

8.14       Same Terms

Every offer made under Section 8.13 for shares of the same class or series shall be on the same terms.

8.15       Payment

Subject to Section 8.27, the Corporation shall pay for the shares of a dissenting shareholder within ten (10) days after an offer made under Section 8.13 has been accepted, but any such offer lapses if the Corporation does not receive an acceptance thereof within thirty (30) days after the offer has been made.

8.16       Corporation May Apply to Court

Where the Corporation fails to make an offer under Section 8.13, or if a dissenting shareholder fails to accept an offer, the Corporation may, within fifty (50) days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

8.17       Shareholder Application to Court

If the Corporation fails to apply to a court under Section 8.16, a dissenting shareholder may apply to a court for the same purpose within a further period of twenty (20) days or within such further period as a court may allow.

8.18       Venue

An application under Section 8.16 or 8.17 shall be made to a court having jurisdiction in the place where the Corporation has its registered office or in the province or state where the dissenting shareholder resides if the Corporation carries on business in that province or state.

8.19       No Security For Costs

A dissenting shareholder is not required to give security for costs in an application made under Section 8.16 or 8.17.

8.20       Parties

On an application to a court under Section 8.16 or 8.17, the Corporation or shareholder, as applicable, shall use its best efforts to seek an order from the court ordering that:

(a)	all dissenting stockholders whose shares have not been purchased by the Corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the Corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

8.21       Powers of Court

On an application to a court under Section 8.16 or 8.17 and if permitted by applicable law, the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting stockholders.

8.22       Appraisers

If permitted by applicable law, a court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting stockholders.

8.23       Final Order

If permitted by applicable law, the final order of a court shall be rendered against the Corporation in favor of each dissenting shareholder and for the amount of the shares as fixed by the court.

8.24       Interest

If permitted by applicable law, a court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

8.25       Notice that Section 8.27 Applies

If Section 8.27 applies, the Corporation shall, within ten (10) days after the pronouncement of an order under Section 8.23, notify each dissenting shareholder that it is unable lawfully to pay dissenting stockholders for their shares.

8.26       Effect Where Section 8.27 Applies

If Section 8.27 applies, a dissenting shareholder, by written notice delivered to the Corporation within thirty (30) days after receiving a notice under Section 8.25, may:

(a)	withdraw their notice of dissent, in which case the Corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)
retain a status as a claimant against the Corporation, to be paid as soon as the Corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Corporation but in priority to its stockholders.

8.27       Limitation

The Corporation shall not make a payment to a dissenting shareholder under this Article if such payment is prohibited by any applicable law or if there are reasonable grounds for believing that:

(a)	the Corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities.

ARTICLE 9
RECORDS AND REPORTS

9.1       Shareholder Inspection of Articles and Bylaws

The Corporation shall keep at its registered office, a copy certified by the secretary of state of its articles of incorporation and any amendments thereto, a copy certified by the Corporation's secretary of the bylaws and any amendments thereto, which shall be open to inspection by stockholders of record at all reasonable times during office hours.

9.2       Maintenance and Inspection of Records of Stockholders

The Corporation shall keep at its registered office, principal executive office, or at the office of its transfer agent or registrar, a share register giving the names and addresses of all stockholders and the number and class of shares held by each shareholder.

9.3       Shareholder Inspection of Corporate Records

The accounting books and records and minutes of proceedings of the stockholders and the Board and any committee or committees of the Board shall be kept at such place or places designated by the Board, or, in the absence of such designation, at the principal executive office of the Corporation. The minutes shall be kept in written form, and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. The minutes and accounting books and records shall be open to inspection upon the written demand on the Corporation of any shareholder or holder of a voting trust certificate, at any reasonable time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. These rights of inspection shall extend to the records of each subsidiary corporation of the Corporation and may not be limited by the articles of incorporation or these bylaws.

9.4       Inspection by Directors

Every director shall have the absolute right at any reasonable time to inspect all books, records and documents of every kind and to inspect the physical properties of the Corporation and each of its subsidiary corporations, domestic or foreign. This inspection by a director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

9.5       Annual Statement of General Information

The Corporation shall, each year during the calendar month in which its articles of incorporation originally were filed with the Nevada Secretary of State, file with the Secretary of State, on the prescribed form, a statement setting forth the names and complete business or residence addresses of all incumbent directors, the names and complete business or residence addresses of the president, secretary and treasurer, and the Corporation's duly appointed resident agent in charge of the registered office in the State of Nevada upon whom process can be served, all in compliance with applicable law.

ARTICLE 10
MISCELLANEOUS

10.1       Loans

No loan shall be made by the Corporation to its officers or directors.

10.2       Checks, Drafts, Evidence of Indebtedness

All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as from time to time shall be determined by resolution of the Board.

10.3       Contracts, Etc., How Executed

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances; and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit to render it liable for any purpose or to any amount.

10.4       Representation of Shares of Other Corporations

The president or, in the event of his absence or inability to serve, any vice president and the secretary or assistant secretary of this Corporation are authorized to vote, represent and exercise, on behalf of this Corporation, all rights incidental to any and all shares of any other corporation standing in the name of this Corporation. The authority herein granted to the officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation in any other corporation may be exercised either by such officers in person or by any person authorized to do so by proxy or power of attorney duly executed by the officers.

10.5       Suspension of Certain Rights

Without limiting the control granted to the Board over the affairs of the Corporation pursuant to NRS 78.120 and as long as the Corporation is listed on a U.S. or Canadian Stock Exchange, if intended to protect the interests of the Corporation and its stockholders as contemplated by NRS 78.139, NRS 78.255, NRS 78.350, and NRS 78.378, the Board shall first obtain the approval of the Corporation's stockholders prior to granting or denying any rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

10.6       Acquisition of Controlling Interest Statute Opt-Out

The provisions of NRS 78.378 to 78.3793, inclusive, shall not apply to the Corporation or to an acquisition of a "controlling interest" (as defined in NRS 78.3785).

ARTICLE 11
AMENDMENTS TO BYLAWS

11.1       Amendment by Stockholders

For so long as the Corporation is listed on a U.S. or Canadian Stock Exchange and for a period of ninety (90) days thereafter, this Section 11.1 of Article 11, Section 2.2 of Article 2, Section 3.14 of Article 3, Section 5.4 of Article 5 and Sections 8.1 through 8.27 of Article 8 of these bylaws may be amended by a majority vote of all the stock issued and outstanding and entitled to vote at an annual or special meeting of the stockholders, provided notice of intention to amend shall have been contained in the notice of the meeting.

11.2       Amendment by Directors

The Board by a majority vote of the Board at any meeting may amend these bylaws, including any bylaws adopted by the stockholders, but the stockholders may from time to time specify particular provisions of these bylaws which shall not be amended by the Board; provided that for so long as the Corporation is listed on a U.S. or Canadian Stock Exchange the Corporation and/or the Board will not amend or repeal these bylaws without the prior written approval of such U.S. or Canadian Stock Exchange.